Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7000

SYSTEMAX REPORTS ALL-TIME RECORD FIRST QUARTER RESULTS

First Quarter Highlights:
•	Sales: $725 million, up 7.2% – all time Q1 record
•	Operating Income: $28 million, up 28% – all time Q1 record
•	Net Income: $18 million, up 30% – all time Q1 record
•	Diluted Earnings Per Share: $.48 vs. $.37, up 30% – all time Q1 record

PORT WASHINGTON, NY, May 8, 2008 – Systemax Inc. (NYSE:SYX) today announced its financial results for the first quarter of fiscal 2008.

Net sales for the quarter increased 7.2% to $725 million compared to $676 million in the first quarter of 2007.  Sales of technology products grew by 7% and sales of industrial products grew by 11%.  Gross margin for the quarter improved to 15.8% from 14.3% last year.  Operating income increased 28% to $27.5 million compared to $21.5 million last year.  Operating margin improved to 3.8% from 3.2% last year.  Net income increased 30% to $18.1 million, or $.48 per diluted share, compared to $13.9 million, or $.37 per diluted share, last year.  Included in net income in the first quarter of 2007 is an after-tax gain of approximately $1.5 million, or $.04 per diluted share, related to a lawsuit settlement.

Richard Leeds, Chairman and Chief Executive Officer, said “Our first quarter 2008 results – highlighted by our continued growth in sales, improved gross margin, growth in operating income and the completion of the acquisition of certain CompUSA assets – are impressive considering the challenges we are facing in the current economic environment.  We focused much of our attention during the quarter on the CompUSA acquisition, and we believe we have positioned this business for strong growth in the future.  Our operating income continues to grow at a faster rate than revenues, demonstrating the leverage in our business model. Our consolidated gross margin again improved in the first quarter as it did consistently throughout 2007. Our selling, general and administrative expenses, excluding start-up costs associated with the

CompUSA acquisition, have remained relatively stable as a percentage of sales, despite significantly increased consulting and staffing costs associated with the requirements of Section 404 of the Sarbanes-Oxley Act.

Gilbert Fiorentino, General Manager of Systemax’s Technology Products segment, noted “Sales increases in both the North American and European markets continued in the first quarter. North American and European technology product sales each grew 7%.  In North America, we completed the CompUSA acquisition in the quarter; the new, improved CompUSA.com was acquired in early January and has been operational and generating sales since mid January.  We also acquired, refurbished and restocked 16 former CompUSA retail stores during March and April.  Sales from these stores was not significant during the quarter as most of the grand reopenings occurred in April.  Total sales from CompUSA were approximately $18 million during the quarter.  In Europe, the effect on sales of exchange rate changes was approximately $18 million.  We now operate under the three strong primary brands – TigerDirect and CompUSA in North America and Misco in Europe – and we are well positioned in each of our multiple sales channels – business to business, business to consumer, retail and television shopping.”

Richard Leeds, commenting on other operations, noted that “in the industrial products segment, sales grew 11% in the first quarter, driven primarily by increased internet sales and continuing competitive advantages due to our worldwide sourcing and aggressive pricing strategies.  In our hosted software segment, our ProfitCenter Software business continued product development and has moved closer to bringing several significant customers live.

Larry Reinhold, Chief Financial Officer, noted that the Company’s overall financial condition at March 31, 2008 remains solid after completing the CompUSA acquisition.  Working capital was $227 million, including cash and equivalents of $98 million.  The $1.00 per share special dividend declared by our board of directors during March aggregating $37.1 million was paid during the first week of the second quarter.  Cash flow from operations was approximately $9 million.  Included in this amount was an $18 million increase in inventory, most of which was for the initial stocking of the CompUSA retail stores.  Capital expenditures aggregated $36 million, which included $30.4 million for CompUSA.  Days sales outstanding were 26 days at March 31, 2008, and inventory turned at an annual rate of approximately 9.5 times during the first quarter. Our effective tax rate was 36.1% in the first quarter, down from 37.6% last year.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial.  It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended
	March 31*,
	2008	2007
Net sales	$724,737	$676,122
Cost of sales	610,057	579,448
Gross profit	114,680	96,674
Gross margin	15.8%	14.3%
Selling, general and administrative expenses	87,147	75,137
Operating income	27,533	21,537
Operating margin	3.8%	3.2%
Interest and other (income) expense, net	(728)	(742)
Income before income taxes	28,261	22,279
Provision for income taxes	10,200	8,384
Effective tax rate	36.1%	37.6%
Net income	$18,061	$13,895
Net margin	2.5%	2.1%

Net income per common share:
Basic	$.50	$.39
Diluted	$.48	$.37
Weighted average shares outstanding:
Basic	36,206	35,718
Diluted	37,628	37,701

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31*,	December 31*,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$98,731	$128,021
Accounts receivable, net	215,654	206,940
Inventories, net	269,238	250,222
Prepaid expenses and other current assets	25,646	23,815
Total current assets	609,269	608,998
Property, plant and equipment, net	51,069	47,580
Goodwill, intangibles and other assets	49,675	19,802
Total assets	$710,013	$676,380

Current liabilities:
Short-term debt	$2,110	$4,302
Accounts payable and accrued expenses	380,356	330,343
Total current liabilities	382,466	334,645
Long-term debt	347	254
Other liabilities	5,624	5,646

Shareholders’ equity	321,576	335,835
Total liabilities and shareholders’ equity	$710,013	$676,380

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended on March 29, 2008 and December 29, 2007.  The first quarters of both 2008 and 2007 included 13 weeks.

I.	Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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